Exhibit 5.1


                     [Letterhead of Pillsbury Winthrop LLP]

September 30, 2003

UnionBanCal Corporation
400 California Street
San Francisco, California 94104

     Re: Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of UnionBanCal Corporation

Ladies and Gentlemen:

At your request, we have examined Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed by UnionBanCal Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 6,600,000 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), to be issued pursuant to the Amended and Restated UnionBanCal Corporation Management Stock Plan (the "Plan"), which shares of Common Stock were registered under the Securities Act by UnionBanCal Corporation, a California corporation, prior to its reincorporation in Delaware. We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to the above-referenced Registration Statement.

Very truly yours,

/S/ PILLSBURY WINTHROP LLP